Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following are our unaudited pro forma combined balance sheet as of December 31, 2005 and our unaudited pro forma combined statement of operations for the year ended December 31, 2005. The unaudited pro forma combined statements have been prepared under the assumptions set forth in the accompanying notes to the unaudited pro forma combined financial statements, and give effect to the acquisition of Big A Drilling Company, L.C. as if consummated on December 31, 2005 for the pro forma combined balance sheet and as if consummated at January 1, 2005 for the pro forma combined statements of operations, using the purchase method. The Company is in the process of gathering additional information to finalize the fair value of assets acquired and the purchase price allocation is subject to change. The unaudited pro forma combined financial statements do not purport to represent what the results of operations would have been if such transactions had occurred on January 1, 2005.

BRONCO DRILLING COMPANY, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

DECEMBER 31, 2005

(in thousands)

	Historical	Historical
	Bronco Drilling Company,Inc.	Big A Drilling Company, L.C.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$17,039	$—	$(7,300	)(A)	9,739
Trade receivables	35,078	2,127	(2,127	)(B)	35,078
Contract Drilling in Progress	1,226	671	(671	)(B)	1,226
Current deferred income taxes	125	—	—		125
Prepaid expenses and other	485	—	—		485

Total current assets	53,953	2,798	(10,098)		46,653
Property and equipment, at cost	266,858	7,428	9,649	(A)	283,935
Less accumulated depreciation and amortization	15,965	1,920	(1,920	)(B)	15,965

Net property and equipment	250,893	5,508	11,569		267,970

Intangible assets, net and other	2,716	—	272	(A)	2,988
Goodwill	20,774	—	801	(A)	21,575
Restricted cash	2,184	—	—		2,184

Total assets	$330,520	$8,306	$2,544		$341,370

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$10,847	$978	$(978	)(B)	10,847
Accrued liabilities	5,799	596	(596	)(B)	5,799
Income tax payable	1,372	—	—		1,372
Current maturities of long-term debt	8,012	977	(977	)(B)	8,012
Notes payable	7,503	750	(750	)(B)	7,503

Total current liabilities	33,533	3,301	(3,301)		33,533

Non-current liabilities:
Long-term debt	36,310	1,770	7,230	(A)	45,310
Deferred income taxes	21,341	—	—		21,341

Total liabilities	91,184	5,071	3,929		100,184

Equity:
Common Stock	232	—	1	(A)	233
Paid in capital	238,557	—	1,849	(A)	240,406
Accumulated deficit	547	—	—		547
Members’ interest	—	3,235	(3,235	)(B)	—

Total liabilities and members’ equity	$330,520	$8,306	$2,544		$341,370

See accompanying notes to the unaudited pro forma financial statements.

BRONCO DRILLING COMPANY, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005

(Amounts in thousands, except per share amounts)

	Historical	Historical
	Bronco Drilling Company, Inc.	Big A Drilling, Company, L.C.	Pro Forma Adjustments		Pro Forma Combined
Contract drilling revenues	$77,885	$15,790	$—		$93,675

Expenses:
Contract drilling	44,695	10,414	—		55,109
Depreciation and amortization	9,143	520	651	(C)	10,314
General and administrative	9,395	1,528	—		10,923

Total operating costs and expenses	63,233	12,462	651		76,346

Income from operations	14,652	3,328	(651)		17,329

Other income (expense):
Interest expense	(1,415)	(180)	(450	)(D)	(2,045)
Interest income	432	—	—		432
Other	53	4	—		57
Loss from early extinguishment of debt	(2,062)	—	—		(2,062)

Total other income (expense)	(2,992)	(176)	(450)		(3,618)

Income from continuing operations and before income taxes	11,660	3,152	(1,101)		13,711

Income tax expense	6,529	—	786	(E)	7,315

Net Income	$5,131	$3,152	$(1,887)		$6,396

Income per common share - Basic(F)	0.32				0.39

Income per common share - Diluted(F)	0.31				0.39

Weighted average shares outstanding - Basic(F)	16,259				16,332

Weighted average shares outstanding - Diluted(F)	16,306				16,379

See accompanying notes to the unaudited pro forma financial statements.

Bronco Drilling Company, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

($ amounts in thousands)

The accompanying unaudited pro forma combined financial statements combine the operations of Bronco Drilling Company, Inc. (the “Company”) and Big A Drilling Company, L.C. (“Big A”). The unaudited pro forma combined financial statements include a pro forma combined balance sheet as of December 31, 2005 and pro forma combined statements of operations for the year ended December 31, 2005. The following notes reflect adjustments to remove, from the December 31, 2005 balance sheet, assets of Big A which were not acquired, as well as liabilities which were not assumed, and to record the allocation of our purchase price to the assets acquired as if the transaction occurred December 31, 2005. The purchase price has been allocated based on the fair value of the assets acquired. The adjustments are based upon currently available information and estimates; therefore, the actual adjustments may differ from the pro forma adjustments when asset appraisals are completed. Assets consist primarily of six land drilling rigs and certain other assets, including heavy haul trucks and excess rig equipment and inventory. The notes also include adjustments to the combined pro forma statements of operations for the year ended December 31, 2005, which assumes that the acquisition had occurred January 1, 2005.

A. The purchase price of $18,150 was funded by a $7,300 cash payment, 73,000 shares of our common stock and $9,000 loan from Fortis Capital Corp., as administrative agent, lead arranger and sole bookrunner, and a syndicate of lenders, which include the Royal Bank of Scotland plc, The CIT Group/Business Credit, Inc., Calyon Corporate and Investment Bank, Merrill Lynch Capital, Comerica Bank and Caterpillar Financial Services Corporation. The revolving credit facility bears interest on the outstanding principal balance at LIBOR plus a margin that can range from 2.0% to 3.0% or, at our option, the prime rate plus a margin that can range from 1.0% to 2.0%, depending on the ratio of our outstanding senior debt to “Adjusted EBITDA” as defined in the agreement. Any outstanding principal and accrued but unpaid interest will be immediately due and payable in full on January 13, 2009. The purchase price has been allocated to property and equipment totaling $17,077, goodwill of $801 and customer lists of $272.

B. To remove historical basis of assets not acquired and the liabilities and capital accounts of Big A.

C. To reflect the increase in depreciation and amortization expense resulting from the purchase price allocation to property and equipment in service and customer service lists depreciated on a straight line basis over 4 to 15 years. The purchase price allocation to property and equipment includes $1,945 allocated to spare equipment which is not in service and is therefore not depreciated.

D. To reflect the increase in interest expense resulting from the issuance of debt of $9,000 at 7.0% to finance a portion of the purchase price of Big A

E. To reflect the income tax effect of the operations of Big A at the Federal statutory tax rate of 34% and effective state tax rate of 3.7% (net of Federal income tax effects).

F. Pro forma income (loss) per basic and diluted common share is computed based on the weighted average pro forma number of basic and diluted shares outstanding during the period.